EXHIBIT 21.1

PRINCIPAL SUBSIDIARIES

Name of Subsidiary	Jurisdiction in Which Organized or Incorporated

Consolidated Subsidiaries of Stoneridge, Inc.:
Stoneridge Electronics AB	Sweden
Stoneridge Electronics AS	Estonia
Stoneridge Electronics Limited	Scotland, United Kingdom
Stoneridge Control Devices, Inc.	Massachusetts
Stoneridge Electronics, Inc.	Texas
TED de Mexico S.A. de C.V.	Mexico
Stoneridge Asia Pacific Electronics (Suzhou) Co. Limited	China
PST Eletrônica Ltda.	Brazil

Equity Method Investee of Stoneridge, Inc.:
Minda Stoneridge Instruments Limited	India